UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2026

INNOVEX INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13439	74-2162088
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

19120 Kenswick Drive, Humble, Texas	77338
(Address of principal executive offices)	(Zip Code)

(346) 398-0000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	INVX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company
☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement.

On February 25, 2026, Innovex International, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with certain affiliates of Amberjack Capital Partners, L.P. (the “Selling Stockholders”) and J.P. Morgan Securities LLC, as representative of the several underwriters listed on Schedule 1 thereto (the “Underwriters”), relating to the offer and sale by the Selling Stockholders of 5,750,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), at a price to the public of $25.75 per share (the “Offering”). In addition, the Selling Stockholders granted the Underwriters a 30-day option (the “Option”) to purchase up to an additional 862,500 shares of Common Stock. On February 26, 2026, the Option was exercised by the Underwriters in full. The Company did not sell any shares of Common Stock in the Offering and did not receive any proceeds from the sale of the shares offered by the Selling Stockholders.

The Underwriting Agreement also provided for the Company’s purchase from the Underwriters of 575,000 shares of Common Stock that were subject to the Offering at a price per share equal to the price at which the Underwriters purchased the shares from the Selling Stockholders in the Offering, for an aggregate purchase price of approximately $14.1 million (the “Share Repurchase”). The Share Repurchase was made pursuant to the Company’s existing share repurchase program. After the completion of the Share Repurchase described above, there is approximately $76.6 million remaining under the Company’s share repurchase program. A committee of the Company’s board of directors (the “Board”), consisting solely of independent and disinterested directors with respect to the Share Repurchase and the Selling Stockholders, approved the Share Repurchase pursuant to authority delegated by the Board.

The Offering and the Share Repurchase closed on February 27, 2026. The Offering was made pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-282178), filed previously with the U.S. Securities and Exchange Commission (the “SEC”) that became effective on October 1, 2024, which consists of a base prospectus, filed with the SEC on September 17, 2024, a preliminary prospectus supplement, filed with the SEC on February 25, 2026, and a final prospectus supplement, filed with the SEC on February 27, 2026.

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, closing conditions and termination provisions. The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities and to contribute to payments the Underwriters may be required to make in the event of any such liabilities.

The foregoing description of the Underwriting Agreement does not purport to be complete and is subject to and is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is attached hereto as Exhibit 1.1 and the terms of which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1+	Underwriting Agreement, dated as of February 25, 2026, by and among Innovex International, Inc., the Selling Stockholders and J.P. Morgan Securities LLC
104	Cover Page Interactive Data File (formatted as inline XBRL)

+ Certain schedules, exhibits and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of such schedules, or any section thereof, to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Innovex International, Inc.

Date: February 27, 2026	By:	/s/ Adam Anderson
Adam Anderson
Chief Executive Officer